Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 22, 2014
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended December 31, 2013, consolidated net income available to common shareholders was a record $1.7 million, or $0.22 per diluted share. This compared to consolidated net income available to common shareholders of $1.4 million, or $0.18 per diluted share for the three months ended December 31, 2012 and represented a 21.5% increase over the prior year.

Net income for 2013 totaled $5.9 million compared to $5.8 million for 2012. After adjustment for preferred stock dividends and accretion, consolidated net income available to common shareholders was $5.8 million, or $0.74 per diluted share, compared to consolidated net income of $5.3 million, or $0.69 per diluted common share, in 2012. This represents a 9.2% increase in consolidated net income available to common shareholders and marks a new annual earnings record for Oak Valley Bancorp.

Total assets grew to $672.1 million as of December 31, 2013, which was an increase of $11.5 million, or 1.7% over the prior year. Deposits increased to $602.6 million, which was an increase of $15.6 million, or 2.7% over the prior year. Gross loans at year end totaled $419.4 million, reflecting an increase of $28.5 million, or 7.3%, over December 31, 2012.

“We are pleased to report another year of solid earnings. Our commitment to customer care and relationship building is unwavering and the cornerstone of our success,” stated Chris Courtney, President and CEO of the Company and the Bank.  “Our results are a reflection of emerging consumer confidence and economic expansion in the communities we serve.”

Non-performing assets were $3.3 million, or 0.48% of total assets at December 31, 2013. This is down from $6.9 million, or 1.05% at December 31, 2012. There are currently six properties remaining with the non-performing classification; five of which remain as loans, along with one property taken into OREO.

The allowance for loan losses totaled 1.83% of gross loans at December 31, 2013 compared to 2.04% at December 31, 2012.  The annual provision for loan losses of $300,000 in 2013 was down from $1.2 million in 2012. Given the high quality of the loan portfolio, limited provisioning was required to support the growth of the portfolio.

Net interest income of $24.3 million for the year ended December 31, 2013, decreased by $570,000, or 2.3%, from the prior year. The year began with margin compression, corresponding to low loan pricing and high cash balances. The margin stabilized in the second half of the year, as cash was deployed into new loans. The Company’s net interest margin was 4.13% for the year ended December 31, 2013, compared to 4.53% for the year ended December 31, 2012. Net interest margin for the three months ended December 31, 2013 was 4.19%, compared to 4.15% for the three months ended December 31, 2012.

Non-interest income was $3.3 million for the year ended December 31, 2013, compared to $3.1 million the prior year. The increase is partially attributable to additional fee income related to deposit growth and commissions corresponding to growth in Oak Valley Investments.

Non-interest expense was $18.7 million for the year ended December 31, 2013, compared to $18.2 million for the prior year, an increase of $411,000, or 2.3%. This increase consists primarily of costs associated with servicing deposit growth across all branches.

The Company currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2013	2013	2013	2013	2012

Net interest income	$6,372	$6,030	$6,024	$5,849	$6,115
Provision for loan losses	-	100	100	100	250
Non-interest income	812	866	818	785	855
Non-interest expense	4,668	4,619	4,734	4,639	4,513
Income before income taxes	2,516	2,177	2,008	1,895	2,207
Provision for income taxes	809	672	634	595	718
Net income	1,707	1,505	1,374	1,300	1,489
Preferred stock dividends and accretion	-	-	-	(68)	(84)
Net income available to common shareholders	$1,707	$1,505	$1,374	$1,232	$1,405

Earnings per common share - basic	$0.22	$0.19	$0.18	$0.16	$0.18
Earnings per common share - diluted	$0.22	$0.19	$0.18	$0.16	$0.18
Return on average common equity	10.47%	9.45%	8.48%	7.82%	8.87%
Return on average assets	1.01%	0.92%	0.86%	0.81%	0.91%
Net interest margin (1)	4.19%	4.12%	4.18%	4.05%	4.15%
Efficiency ratio (1)	63.05%	64.65%	67.17%	67.95%	63.23%

Capital - Period End
Book value per share	$8.24	$7.99	$8.01	$8.10	$7.99

Credit Quality - Period End
Nonperforming assets/ total assets	0.48%	0.68%	0.65%	0.99%	1.05%
Loan loss reserve/ gross loans	1.83%	1.85%	1.94%	1.99%	2.04%

Period End Balance Sheet
($ in thousands)
Total assets	$672,060	$659,192	$644,230	$648,418	$660,581
Gross loans	419,438	413,856	390,647	389,992	390,986
Nonperforming assets	3,256	4,495	4,189	6,439	6,923
Allowance for loan losses	7,659	7,669	7,570	7,743	7,975
Deposits	602,633	591,642	577,129	580,215	586,993
Common equity	65,310	63,379	63,457	64,098	63,219
Total capital (2)	65,310	63,379	63,457	64,098	69,969

Non-Financial Data
Full-time equivalent staff	136	135	134	134	130
Number of banking offices	14	14	14	14	14

Common Shares outstanding
Period end	7,929,730	7,929,730	7,924,730	7,914,730	7,907,780
Period average - basic	7,803,247	7,802,705	7,802,012	7,778,333	7,762,261
Period average - diluted	7,859,380	7,851,157	7,842,964	7,830,439	7,793,523

Market Ratios
Stock Price	$8.37	$7.96	$7.67	$8.14	$7.45
Price/Earnings	9.64	10.40	10.86	12.67	10.38
Price/Book	1.02	1.00	0.96	1.01	0.93

	YEAR ENDED DECEMBER 31,
	2013	2012
($ in thousands, except per share)
Selected Quarterly Operating Data:

Net interest income	$24,275	$24,845
Provision for loan losses	300	1,150
Non-interest income	3,281	3,148
Non-interest expense	18,660	18,249
Income before income taxes	8,596	8,594
Provision for income taxes	2,710	2,813
Net income	5,886	5,781
Preferred stock dividends and accretion	(68)	(452)
Net income available to common shareholders	$5,818	$5,329

Earnings per common share - basic	$0.75	$0.69
Earnings per common share - diluted	$0.74	$0.69
Return on average common equity	9.07%	8.80%
Return on average assets	0.90%	0.95%
Net interest margin (1)	4.13%	4.53%
Efficiency ratio (1)	65.65%	63.83%

Capital - Period End
Book value per share	$8.24	$7.99

Credit Quality - Period End
Nonperforming assets/ total assets	0.48%	1.05%
Loan loss reserve/ gross loans	1.83%	2.04%

Period End Balance Sheet
($ in thousands)
Total assets	$672,060	$660,581
Gross loans	419,438	390,986
Nonperforming assets	3,256	6,923
Allowance for loan losses	7,659	7,975
Deposits	602,633	586,993
Common equity	65,310	63,219
Total capital (2)	65,310	69,969

Non-Financial Data
Full-time equivalent staff	136	130
Number of banking offices	14	14

Common Shares outstanding
Period end	7,929,730	7,907,780
Period average - basic	7,796,659	7,740,990
Period average - diluted	7,846,078	7,766,745

Market Ratios
Stock Price	$8.37	$7.45
Price/Earnings	11.22	10.85
Price/Book	1.02	0.93

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2)

Includes preferred stock issued to the U.S. Treasury under the SBLF Program of $6.75 million for the quarter ended December 31, 2012. There was no preferred stock outstanding as of March 31, June 30, September 30, and December 31, 2013.